Berkshire Hills Announces First Quarter Results; Provides Update on Operations During Pandemic and Dividend Guidance
BOSTON, May 4, 2020 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today reported a first quarter 2020 net loss of $0.40 per share.   The non-GAAP measure of core EPS was a loss of $0.07.  First quarter results reflect a non-cash $0.69 per share pre-tax provision for projected future credit losses primarily related to the COVID-19 pandemic.  The company’s core pre-provision net revenue (“Core PPNR”), was $0.61 per share.  This is a non-GAAP financial measure of the Company’s ongoing operations before provision and tax expense, and before discontinued operations and securities losses.  Berkshire’s liquidity and regulatory capital metrics continued to strengthen during the quarter, supporting its 21st century community bank mission.
In response to the pandemic, Berkshire took decisive actions to protect the health and safety of its team, customers and the communities it serves during the first quarter, including adjusting its operations to ensure the continued availability of essential banking services for all customers, providing support and financial flexibility to customers potentially impacted by the pandemic, and providing funding to minority-owned small businesses through the Berkshire Bank Foundation and its community-based partners.  The company also processed $650 million in loan approvals under the first round of the Paycheck Protection Program (“PPP”).
FIRST QUARTER FINANCIAL HIGHLIGHTS
•	$0.40 GAAP net loss per share, including $0.69 pre-tax non-cash credit loss provision
•	$0.07 core loss per share
•	$0.61 Core PPNR per share (non-GAAP financial measure)
•	3.02% net interest margin
•	1.22% credit loss allowance/loans
•	92% loans/deposits
•	8.8% tangible equity/tangible assets (non-GAAP financial measure)
•	$33.72 book value per common share; $21.82 tangible book value per common share (non-GAAP financial measure)
COVID-19 RESPONSE
•	Servicing $650 million first round Paycheck Protection Program (“PPP”) loan approvals
•	Processing payment forbearances for $1.3 billion in loans to 4,000 customers

• • •
Providing $3 million to assist small businesses through The Futures Fund with BECMA and MALGBT Chamber

Providing $1 million in grants through Berkshire Bank Foundation, including $500,000 in small business assistance through non-profit partners

Supporting remote work from home for 86% of the non-branch workforce

•	Maintaining full pay for all staff

CEO Richard Marotta stated, “Our teams are working hard to safely and responsibly meet the needs of our customers during this pandemic, which has shined a light on community banks’ essential role in our economy.  Berkshire’s number one priority has been to help the communities we serve, especially minority ones, weather this storm and rebuild as soon as it is safe to do so.   We are proud to offer additional support and financial flexibility to our customers who may have been impacted, and are also funding significant programs to help small businesses.  We continue to maintain a strong balance sheet, with ample liquidity and regulatory capital to ensure we continue to perform our essential role.  We intend to continue to lead, supporting our customers and neighbors throughout this pandemic, because we know that in the long haul when our communities prosper, Berkshire does too.”
DIVIDEND GUIDANCE
The Board of Directors intends to declare and pay a regular quarterly cash dividend of $0.24 per common share in the second quarter.  In conjunction with changes in the regulatory reporting schedule this quarter, the Board plans to make the formal dividend declaration after the completion of regulatory reporting and other related regulatory actions regarding such declaration.   The Board also plans to declare and pay the regular preferred stock dividend as part of this intended future declaration.
FINANCIAL CONDITION
Total assets remained unchanged at $13.2 billion at the end of the first quarter of 2020, compared to year-end 2019.  Total loans declined by 2%, decreasing in all major categories, as the Company continued to implement its balance sheet restructuring program, focusing on its local markets and building short-term investments.  These funds are intended for the $650 million in Phase I PPP loans which are currently in process.  Total deposits decreased by 3% primarily due to changes in fluctuating payroll deposit balances and brokered deposits.  Organic deposits decreased by 1% before these changes, primarily due to some commercial accounts which utilized liquid funds for other business purposes in response to current conditions.   The period-end ratio of loans/deposits remained at 92% and liquid investments were increased during the quarter.
The allowance for credit losses on loans increased to 1.22% of loans from 0.67% at year-end 2019.  In accordance with changes in generally accepted accounting principles, the Company adopted the new credit loss accounting standard known as “CECL” on January 1, 2020.  The allowance was increased by $26 million to 0.94% of loans on this effective date.   Under CECL, the credit loss allowance is based on projected credit losses rather than on losses incurred.  At quarter-end, the Company projected additional future credit losses resulting primarily from an economic contraction arising from the COVID pandemic.  As a result, the Company recorded a $35 million first quarter provision for credit losses, and the allowance increased to $114 million, or 1.22% of total loans at quarter-end.  Actual future credit losses may be more or less than the Company’s projections about pandemic related credit losses.  The first quarter increase in the credit loss allowance was a non-cash adjustment which had no significant impact on total regulatory risk-based capital.  The Company has a separate $8 million allowance for losses on unfunded credit commitments which is included in other liabilities.
The Company has granted loan modifications on more than 4,000 loans with balances of $1.3 billion as of April 21, representing approximately 21% of outstanding commercial loan balances, 3% of residential mortgages, and 2% of consumer loans.  Forbearances made in accordance with regulatory guidelines will not be reported as delinquencies or as troubled debts.  The increase in net loan charge-offs reflects the final resolution of one commercial real estate loan which had been in foreclosure for two years.  Nonperforming loans increased primarily due to a $13  million write-up under CECL of purchased  credit deteriorated loans.  This increase was offset by an increase in the credit loss allowance and had no impact on net loans or capital.  Loans delinquent over 90 days and accruing decreased primarily due to adjustments to purchased credit impaired loans at the time of the CECL adoption.   Also as part of this adoption, Company recorded an $8 million increase in the estimated liability for losses on unfunded loan commitments.
Total equity decreased in the first quarter due to the non-cash impacts of CECL on the January 1 adoption date and the credit loss provision recorded against income at the end of the quarter.   Most of these charges did not impact the Company’s regulatory risk-based capital.   Book value per share totaled $33.72 at quarter-end, compared to $34.65 at year-end 2019.  The non-GAAP measure of tangible book value per share measured $21.82, compared to $22.56 at those respective dates.  The Company projects the total risk-based capital ratio to be 13.9% at quarter-end, exceeding the 10% threshold for the highest regulatory “well capitalized” category.
RESULTS OF OPERATIONS
Berkshire reported a first quarter 2020 GAAP net loss of $20 million, or $0.40 per share, compared to net income of $26 million, or $0.51 per share, in the prior quarter.  Core earnings was a loss of $4 million, or $0.07 per share, compared to core earnings of $35 million, or $0.70 per share, in the prior quarter.  Core PPNR totaled $30 million, or $0.61 per share, in the first quarter compared to $48 million, or $0.95 per share, in the prior quarter.  Core PPNR measures operating results before the impact of the credit loss provision, which is a multiyear projection of future credit losses under the new CECL accounting standard.  As a core measure, it excludes net charges not viewed as related to ongoing operations.  In the most recent quarter, these net charges were primarily due to discontinued national mortgage banking operations and unrealized equity securities losses due to the stock market decline. Most of the Company’s $32 million equities portfolio remained in a net unrealized gain position at quarter-end.
The $18 million quarter-over-quarter decrease in Core PPNR was primarily due to the impact of the COVID pandemic on revenue and expense:

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Net interest income decreased by $5 million including the impact of lower loan balances, low yield investments held for PPP funding, and lower interest rates resulting from federal monetary stimulus.  Also, the contribution from purchased loan accretion decreased by $2 million as the credit for accretion on recoveries was shifted to the credit loss allowance based on the new CECL accounting standard.

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Non-interest income decreased, including $6 million due to noncash charges related to changes in valuations of credit related instruments as a result of pandemic related conditions.  This includes a $3 million decrease to loan fees related to interest rate swaps, and $2 million in charges to other non-interest income related to fair valued loans.  Additionally, volumes for fee based loan and deposit activities declined.  Loan fee revenue related to swaps and SBA loan originations decreased $3 million, more than offsetting seasonal increases in wealth and insurance revenues.

•
Despite the lower revenue sources, the Company maintained staffing levels and increased technology spending as it converted most operations to work-from-home and focused on responding to borrower needs.

Quarter-over quarter expense changes also included seasonal increases in benefits and occupancy costs, along with the expiration of FDIC insurance expense credits utilized in the prior quarter. Quarterly non-interest expense includes targeted increases in compensation, health benefits, technology costs, and social initiatives as the Company continues to pursue its goals for developing as a 21st century community bank.  Full-time equivalent staff in continuing operations was generally unchanged, and totaled 1,548 positions at quarter-end.  The Company maintained its employee compensation despite changes in workflows and schedules during the quarter, with no layoffs.    The Company recorded a $5 million tax benefit in the first quarter.  The effective tax benefit on continuing operations was 14% .
Berkshire moved forward with its planned exit from the origination of mortgages in its discontinued national mortgage banking operations in the first quarter and has entered into an agreement with a buyer to complete this exit and for other asset and license transfers to be completed by the end of the year.  The Company reported an $8 million after-tax net loss on these operations during the most recent quarter, consisting primarily of pre-tax charges of $4 million to write-down mortgage servicing rights and $4 million in severance costs.  The Company is targeting to reduce the net loss related to this business in successive quarters, with a complete exit by the end of the year.   These results are treated as non-core items in the Company’s statement of operations.
BE FIRST CORPORATE RESPONSIBILITY UPDATE
Berkshire is committed to delivering purpose-driven performance. Learn more about the steps Berkshire is taking to be a values-based brand for all its stakeholders at www.berkshirebank.com/csr.
COVID-19 Response- Faced with the unprecedented outbreak of the COVID-19 pandemic, Berkshire is harnessing its assets and Be FIRST culture to navigate and ensure the health, safety and economic resiliency of its employees, customers and communities.

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Support for its People: Protecting the health and safety of Berkshire’s frontline workers, and supporting their ability to serve customers, is a top priority. As a result, the bank suspended non-essential business travel, reduced branch hours, increased safety precautions including enhanced cleaning, provided protective masks, and provided additional paid sick time. The company currently has 86% of non-branch staff working from home. The bank is also ensuring financial stability, protecting pay for those employees who are unable to work their normal scheduled hours and launched an employee assistance fund to help those facing hardships. The company is leveraging its employee networks including Employee Resource Groups and Regional Cultural Councils to collect feedback, maintain culture, morale and productivity.

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Helping its Customers: Berkshire knows this pandemic has had a serious economic impact on most individuals and businesses. The bank took swift steps to provide additional financial flexibility to customers facing financial hardships including the launch of customer assistance programs that increase debit card limits, waive penalties for early CD withdrawals, waive foreign ATM fees and provide options for loan forbearance. The company participates in the Paycheck Protection Program to assist small businesses.  Berkshire continues to encourage customers to leverage its mobile, telephonic and digital banking solutions as well as its’ My Bankers to conduct business.

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Investing in Community Recovery & Resiliency: Berkshire remains committed to the economic resiliency of its communities and engaging directly with stakeholders through virtual community conversations to inform its response. The bank is providing $3 million to assist small businesses through The Futures Fund with the Black Economic Council of Massachusetts and the Massachusetts LGBT Chamber of Commerce. Berkshire’s Foundation is providing $1 million in COVID-19 support, including $500,000 in small business assistance and offering flexibility for non-profits to redirect prior grant funding. The bank is evaluating strategic sponsorships and other advertising assets for re-deployment to community partners. In addition, Berkshire will harness its XTEAM volunteer program to raise funds and deploy employees through virtual skills based volunteer events with a focus on financial health, job training and other critical non-profit needs.

Corporate Responsibility Report- Earlier this month, the company released its 2019 Corporate Responsibility Report, Leading the Way Forward: Purpose-Driven Performance. The report highlights the company’s environmental, social, governance and cultural programs and serves as a guide for how Berkshire will navigate the current environment while supporting all its stakeholders and its vision of a 21st century community bank that delivers purpose-driven performance.
INVESTOR CONFERENCE CALL AND INFORMATION PRESENTATION
Berkshire will conduct a conference call/webcast at 10:00 a.m. eastern time on Tuesday, May 5, 2020 to discuss the results for the quarter and provide guidance about expected future results.  Berkshire will also place an information presentation at its website at

ir.berkshirebank.com before the conference call.  Participants are encouraged to pre-register for the conference call using the following link:  http://dpregister.com/10141779.  Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call.  Participants may pre-register at any time prior to the call, and will immediately receive simple instructions via email.  Additionally, participants may reach the registration link and access the webcast by logging in through the investor section of our website at http://ir.berkshirebank.com.  Those parties who do not have internet access or are otherwise unable to pre-register for this event, may still participate at the above time by dialing 1-844-792-3726 and asking the Operator to join the Berkshire Hills Bancorp (BHLB) earnings call.  Participants are requested to dial-in a few minutes before the scheduled start of the call.   A telephone replay of the call will be available through Tuesday, May 12, 2020 by dialing 877-344-7529 and entering access number 10141779.  The webcast will be available on Berkshire's website for an extended period of time.
BACKGROUND
Berkshire Hills Bancorp is the parent of Berkshire Bank which is transforming into a 21st century community bank pursuing purpose driven performance based on its Be FIRST corporate responsibility culture.  Headquartered in Boston, Berkshire operates 130 banking offices in seven Northeastern states, with approximately $13.2 billion in assets.
FORWARD LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.
Further, given its ongoing and dynamic nature, it is difficult to predict what effects the novel coronavirus (COVID-19) pandemic will have on our business and results of operations. The pandemic and the related local and national economic disruption may result in a decline in demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; an increase in our allowance for loan losses; a decline in the value of loan collateral, including real estate; a greater decline in the yield on our interest-earning assets than the decline in the cost of our interest-bearing liabilities; and increased cybersecurity risks, as employees increasingly work remotely.
Accordingly, you should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.

NON-GAAP FINANCIAL MEASURES
This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”).  These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition.  They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information.  A reconciliation of non-GAAP financial measures to GAAP measures is included on page F-9 in the accompanying financial tables.  In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders.
The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense.  These measures exclude items which the Company does not view as related to its normalized operations.  These items primarily include securities gains/losses, merger costs, restructuring costs, and discontinued operations.  Merger costs consist primarily of severance/benefit related expenses, contract termination costs, systems conversion costs, variable compensation expenses, and professional fees.  Merger costs in 2019 are primarily related to the acquisition of SI Financial Group.  Restructuring costs generally consist of costs and losses associated with the disposition of assets and liabilities and lease terminations, including costs related to branch sales.  Restructuring costs also include severance and consulting expenses related to the Company’s strategic review.  They also include costs related to the consolidation of branches, including eight branches for the full year of 2019.  Discontinued operations are the Company’s national mortgage banking operations for which the Company is pursuing sale opportunities.
The Company has introduced the measure of Core Pre-Provision Net Revenue (“Core PPNR”) to which measures core income before credit loss provision and tax expense.   Due to the non-cash projections introduced into the calculation of income by the new CECL accounting standard, the investment community is placing more emphasis on PPNR in order to measure the results of operations and to compare them across banks which may have widely varying estimates of future economic conditions that affect their provision expense and reported earnings.  The Company also calculates core PPNR per share and core PPNR return on assets in order to utilize the PPNR measure in assessing its comparative operating profitability.
Non-core adjustments are presented net of an adjustment for income tax expense.  This adjustment is determined as the difference between the GAAP tax rate and the effective tax rate applicable to core income.  The efficiency ratio is adjusted for non-core revenue and expense items and for tax preference items.  The Company also calculates measures related to tangible equity, which adjust equity (and assets where applicable) to exclude intangible assets due to the importance of these measures to the investment community. References to organic growth and organic change exclude balances acquired in bank mergers.

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CONTACTS
Investor Relations Contact
David Gonci; Capital Markets Director; 413-281-1973
Media Contact
Jeffrey Mathews; Communications Contact; (646) 569-5711

TABLE INDEX	CONSOLIDATED UNAUDITED FINANCIAL SCHEDULES
F-1	Selected Financial Highlights
F-2	Balance Sheets
F-3	Loan and Deposit Analysis
F-4	Statements of Operations
F-5	Statements of Operations (Five Quarter Trend)
F-6	Average Yields and Costs
F-7	Average Balances
F-8	Asset Quality Analysis
F-9	Reconciliation of Non-GAAP Financial Measures and Supplementary Data (Five Quarter Trend)

BERKSHIRE HILLS BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS - UNAUDITED
		At or for the Quarters Ended (1)
		March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
		2020	2019	2019	2019 (2)	2019

PER SHARE DATA
	Net (loss)/earnings per common share, diluted	$ (0.40)	$ 0.51	$ 0.44	$ 0.52	$ 0.51
	Core (loss)/earnings per common share, diluted (3)	(0.07)	0.70	0.46	0.65	0.60
	Total book value per common share	33.72	34.65	34.36	34.05	33.75
	Tangible book value per common share (3)	21.82	22.56	22.42	22.25	21.66
	Market price at period end	14.86	32.88	29.29	31.39	27.24
	Dividends per common share	0.24	0.23	0.23	0.23	0.23
	Dividends per preferred share	0.48	0.46	0.46	0.46	0.46

PERFORMANCE RATIOS (4)
	Return on assets	(0.62)%	0.78%	0.67%	0.79%	0.78%
	Core return on assets (3)	(0.11)	1.08	0.71	1.01	0.92
	Return on equity	(4.61)	5.90	5.12	6.07	5.97
	Core return on equity (3)	(0.85)	8.09	5.35	7.67	7.00
	Core return on tangible common equity (3)	(0.95)	13.12	8.74	12.21	11.44
	Net interest margin, fully taxable equivalent (FTE) (5)(6)	3.02	3.11	3.22	3.19	3.17
	Fee income/Net interest and fee income from continuing operations	15.46	18.11	17.61	16.20	17.56
	Efficiency ratio (3)	66.92	53.66	53.37	56.41	59.54

CHANGE (Year-to-date)
	Total commercial loans (organic, annualized)	(5)%	(7)%	(9)%	(10)%	(3)%
	Total loans (organic, annualized)	(8)	(9)	(9)	(9)	(4)
	Total deposits (organic, annualized)	(10)	0	2	6	8
	Total net revenues from continuing operations (compared to prior year)	(14)	4	4	1	3
	(Loss)/earnings per common share (compared to prior year)	(178)	(14)	(26)	(20)	(7)
	Core (loss)/earnings per common share (compared to prior year)(3)	(112)	(14)	(18)	(9)	(8)

FINANCIAL DATA (in millions)
	Total assets	$ 13,221	$ 13,216	$ 13,532	$ 13,653	$ 12,173
	Total earning assets	11,894	11,916	12,174	12,343	11,039
	Total securities	1,837	1,770	1,861	1,905	1,881
	Total loans	9,303	9,502	9,719	9,942	8,947
	Allowance for credit losses	114	64	62	62	62
	Total intangible assets	598	599	602	603	551
	Total deposits	10,072	10,336	10,423	10,566	9,166
	Total shareholders' equity	1,713	1,759	1,772	1,779	1,577
	Net (loss)/income	(19.9)	25.8	22.6	25.4	23.6
	Core (loss)/income (3)	(3.6)	35.3	23.7	32.1	27.7
	Purchase accounting accretion	3.1	5.1	4.8	3.2	1.3

ASSET QUALITY AND CONDITION RATIOS
	Net charge-offs (current quarter annualized)/average loans	0.45%	0.17%	0.92%	0.14%	0.15%
	Total non-performing assets/total assets	0.40	0.31	0.28	0.27	0.26
	Allowance for credit losses/total loans	1.22	0.67	0.64	0.63	0.69
	Loans/deposits	92	92	93	94	98
	Shareholders' equity to total assets	12.96	13.31	13.10	13.03	12.95
	Tangible shareholders' equity to tangible assets (3)	8.84	9.19	9.05	9.01	8.83

(1)	Reconciliations of non-GAAP financial measures, including all references to core and tangible amounts, appear on page F-9.
(2)	The Company acquired SI Financial Group, Inc. on May 17, 2019.
(3)	Non-GAAP financial measure. Core measurements are non-GAAP financial measures that are adjusted to exclude net non-core charges primarily
	related to acquisitions and restructuring activities. See page F-9 for reconciliations of non-GAAP financial measures.
(4)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(5)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(6)	The effect of purchase accounting accretion for loans, time deposits, and borrowings on the quarterly net interest margin was an increase in all quarters,
	which is shown sequentially as follows beginning with the most recent quarter and ending with the earliest quarter: 0.11%, 0.17%, 0.16%, 0.11%, 0.05%.

BERKSHIRE HILLS BANCORP, INC. CONSOLIDATED BALANCE SHEETS - UNAUDITED
	March 31,	December 31,
(in thousands)	2020	2019
Assets
Cash and due from banks	$ 90,280	$ 105,447
Short-term investments	624,064	474,382
Total cash and short-term investments	714,344	579,829

Trading security	9,829	10,769
Marketable equity securities, at fair value	32,283	41,556
Securities available for sale, at fair value	1,403,858	1,311,555
Securities held to maturity, at amortized cost	336,802	357,979
Federal Home Loan Bank stock and other restricted securities	54,306	48,019
Total securities	1,837,078	1,769,878
Less: Allowance for credit losses on investment securities	(141)	—
Net securities	1,836,937	1,769,878

Loans held for sale	4,252	36,664

Commercial real estate loans	3,985,856	4,034,269
Commercial and industrial loans	1,812,445	1,840,508
Residential mortgages	2,604,390	2,685,472
Consumer loans	900,486	942,179
Total loans	9,303,177	9,502,428
Less: Allowance for credit losses on loans	(113,510)	(63,575)
Net loans	9,189,667	9,438,853

Premises and equipment, net	120,667	120,398
Other real estate owned	224	—
Goodwill	553,762	553,762
Other intangible assets	44,035	45,615
Cash surrender value of bank-owned life insurance	228,447	227,894
Deferred tax asset, net	44,575	51,017
Other assets	344,470	239,872
Assets from discontinued operations	140,064	152,188
Total assets	$ 13,221,444	$ 13,215,970

Liabilities and shareholders' equity
Demand deposits	$ 1,922,490	$ 1,884,100
NOW and other deposits	1,546,626	1,492,569
Money market deposits	2,391,835	2,528,656
Savings deposits	867,024	841,283
Time deposits	3,343,700	3,589,369
Total deposits	10,071,675	10,335,977

Senior borrowings	944,053	730,501
Subordinated borrowings	97,107	97,049
Total borrowings	1,041,160	827,550

Other liabilities	364,770	267,398
Liabilities from discontinued operations	30,554	26,481
Total liabilities	11,508,159	11,457,406

Preferred shareholders' equity	20,325	40,633
Common shareholders' equity	1,692,960	1,717,931
Total shareholders' equity	1,713,285	1,758,564
Total liabilities and shareholders' equity	$ 13,221,444	$ 13,215,970

Net common shares outstanding	50,199	49,585

BERKSHIRE HILLS BANCORP, INC. CONSOLIDATED LOAN & DEPOSIT ANALYSIS - UNAUDITED
LOAN ANALYSIS

			Annualized Growth %
(in millions)	March 31, 2020 Balance	December 31, 2019 Balance	Quarter ended March 31, 2020

Total commercial real estate	$ 3,986	$ 4,034	(5)%
Commercial and industrial loans	1,812	1,841	(6)
Total commercial loans	5,798	5,875	(5)

Total residential mortgages	2,604	2,685	(12)

Home equity	378	381	(3)
Auto and other	523	561	(27)
Total consumer loans	901	942	(16)
Total loans	$ 9,303	$ 9,502	(8)%

DEPOSIT ANALYSIS

		Annualized Growth %
(in millions)	March 31, 2020 Balance	December 31, 2019 Balance	Quarter ended March 31, 2020
Demand	$ 1,922	$ 1,884	8%
NOW and other	1,547	1,493	14
Money market	2,392	2,529	(22)
Savings	867	841	12
Time deposits	3,344	3,589	(27)
Total deposits	$ 10,072	$ 10,336	(10)%

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
	Three Months Ended
	March 31,	March 31,
(in thousands, except per share data)	2020	2019
Interest and dividend income from continuing operations
Loans	$ 101,695	$ 105,651
Securities and other	14,500	15,458
Total interest and dividend income	116,195	121,109
Interest expense from continuing operations
Deposits	23,838	26,622
Borrowings	5,929	9,028
Total interest expense	29,767	35,650
Net interest income from continuing operations	86,428	85,459
Non-interest income from continuing operations
Mortgage banking originations	959	46
Loan related income	1,302	6,003
Deposit related fees	7,947	6,858
Insurance commissions and fees	3,024	2,853
Wealth management fees	2,570	2,441
Total fee income	15,802	18,201
Other	(436)	970
Securities (losses)/gains, net	(9,730)	2,551
Total non-interest income	5,636	21,722
Total net revenue from continuing operations	92,064	107,181
Provision for credit losses	34,807	4,001
Non-interest expense from continuing operations
Compensation and benefits	36,909	33,500
Occupancy and equipment	11,132	9,446
Technology and communications	8,081	6,257
Marketing and promotion	1,165	1,267
Professional services	2,720	2,275
FDIC premiums and assessments	1,482	1,639
Other real estate owned and foreclosures	27	2
Amortization of intangible assets	1,580	1,200
Merger, restructuring and other expense	—	7,015
Other	8,229	9,390
Total non-interest expense	71,325	71,991

(Loss)/income from continuing operations before income taxes	$ (14,068)	$ 31,189
Income tax (benefit)/expense	(1,996)	6,917
Net (loss)/income from continuing operations	$ (12,072)	$ 24,272

(Loss)/income from discontinued operations before income taxes	$ (10,629)	$ (854)
Income tax (benefit)/expense	(2,831)	(217)
Net (loss)/income from discontinued operations	$ (7,798)	$ (637)

Net (loss)/income	$ (19,870)	$ 23,635
Preferred stock dividend	125	240
(Loss)/income available to common shareholders	$ (19,995)	$ 23,395

Basic (loss)/earnings per common share:
Continuing Operations	$ (0.24)	$ 0.52
Discontinued Operations	(0.16)	(0.01)
Total	$ (0.40)	$ 0.51

Diluted (loss)/earnings per common share:
Continuing Operations	$ (0.24)	$ 0.52
Discontinued Operations	(0.16)	(0.01)
Total	$ (0.40)	$ 0.51

Weighted average shares outstanding:
Basic	50,204	46,113
Diluted	50,204	46,261

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (5 Quarter Trend) - UNAUDITED

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands, except per share data)	2020	2019	2019	2019	2019
Interest and dividend income from continuing operations
Loans	$ 101,695	$ 110,915	$ 118,371	$ 113,990	$ 105,651
Securities and other	14,500	14,526	15,354	15,248	15,458
Total interest and dividend income	116,195	125,441	133,725	129,238	121,109
Interest expense from continuing operations
Deposits	23,838	28,797	31,501	28,273	26,622
Borrowings	5,929	5,311	5,353	9,370	9,028
Total interest expense	29,767	34,108	36,854	37,643	35,650
Net interest income from continuing operations	86,428	91,333	96,871	91,595	85,459
Non-interest income from continuing operations
Mortgage banking originations	959	172	292	278	46
Loan related income	1,302	7,056	6,493	4,822	6,003
Deposit related fees	7,947	8,264	8,705	7,525	6,858
Insurance commissions and fees	3,024	2,471	2,895	2,738	2,853
Wealth management fees	2,570	2,239	2,325	2,348	2,441
Total fee income	15,802	20,202	20,710	17,711	18,201
Other	(436)	75	609	(216)	970
Securities (losses)/gains, net	(9,730)	1,734	87	17	2,551
Gain on sale of business operations and assets, net	—	1,351	—	—	—
Total non-interest income	5,636	23,362	21,406	17,512	21,722
Total net revenue from continuing operations	92,064	114,695	118,277	109,107	107,181
Provision for credit losses	34,807	5,351	22,600	3,467	4,001
Non-interest expense from continuing operations
Compensation and benefits	36,909	35,355	37,272	34,779	33,500
Occupancy and equipment	11,132	10,798	9,893	9,449	9,446
Technology and communications	8,081	6,702	6,849	6,715	6,257
Marketing and promotion	1,165	1,046	1,006	1,155	1,267
Professional services	2,720	2,288	2,282	3,953	2,275
FDIC premiums and assessments	1,482	471	-	1,751	1,639
Other real estate owned and foreclosures	27	4	150	(2)	2
Amortization of intangible assets	1,580	1,582	1,526	1,475	1,200
Merger, restructuring and other expense	-	5,713	4,163	11,155	7,015
Other	8,229	6,328	7,870	6,138	9,390
Total non-interest expense	71,325	70,287	71,011	76,568	71,991

(Loss)/income from continuing operations before income taxes	$ (14,068)	$ 39,057	$ 24,666	$ 29,072	$ 31,189
Income tax (benefit)/expense	(1,996)	6,421	4,007	5,118	6,917
Net (loss)/ income from continuing operations	$ (12,072)	$ 32,636	$ 20,659	$ 23,954	$ 24,272

(Loss)/income from discontinued operations before income taxes	$ (10,629)	$ (9,514)	$ 2,747	$ 2,082	$ (854)
Income tax (benefit)/expense	(2,831)	(2,629)	790	588	(217)
Net (loss)/income from discontinued operations	$ (7,798)	$ (6,885)	$ 1,957	$ 1,494	$ (637)

Net (loss)/income	$ (19,870)	$ 25,751	$ 22,616	$ 25,448	$ 23,635
Preferred stock dividend	125	240	240	240	240
(Loss)/income available to common shareholders	$ (19,995)	$ 25,511	$ 22,376	$ 25,208	$ 23,395

Basic (loss)/earnings per common share:
Continuing Operations	$ (0.24)	$ 0.65	$ 0.40	$ 0.49	$ 0.52
Discontinued Operations	(0.16)	(0.14)	0.04	0.03	(0.01)
Total	$ (0.40)	$ 0.51	$ 0.44	$ 0.52	$ 0.51

Diluted (loss)/earnings per common share:
Continuing Operations	$ (0.24)	$ 0.65	$ 0.40	$ 0.49	$ 0.52
Discontinued Operations	(0.16)	(0.14)	0.04	0.03	(0.01)
Total	$ (0.40)	$ 0.51	$ 0.44	$ 0.52	$ 0.51

Weighted average shares outstanding:
Basic	50,204	50,494	51,422	48,961	46,113
Diluted	50,204	50,702	51,545	49,114	46,261

BERKSHIRE HILLS BANCORP, INC. AVERAGE YIELDS AND COSTS (Fully Taxable Equivalent - Annualized) - UNAUDITED
	Quarters Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019

Earning assets
Loans:
Commercial real estate	4.41%	4.80%	4.92%	5.01%	4.91%
Commercial and industrial loans	5.03	5.35	5.58	5.79	5.83
Residential mortgages	3.77	3.61	3.73	3.74	3.74
Consumer loans	4.28	4.38	4.55	4.52	4.45
Total loans	4.33	4.52	4.67	4.76	4.73
Securities	3.32	3.31	3.41	3.38	3.46
Short-term investments and loans held for sale	1.52	3.15	4.11	3.37	3.59
Total earning assets	4.05	4.27	4.45	4.51	4.49

Funding liabilities
Deposits:
NOW and other	0.46	0.54	0.61	0.66	0.65
Money market	0.98	1.18	1.27	1.27	1.23
Savings	0.13	0.14	0.13	0.15	0.18
Time	1.87	1.97	2.02	2.06	2.07
Total interest-bearing deposits	1.18	1.35	1.43	1.44	1.44
Borrowings	2.60	2.77	3.12	2.92	2.85
Total interest-bearing liabilities	1.33	1.48	1.57	1.66	1.65

Net interest spread	2.72	2.79	2.88	2.85	2.84
Net interest margin	3.02	3.11	3.22	3.19	3.17

Cost of funds (1)	1.11	1.23	1.32	1.41	1.41
Cost of deposits	0.96	1.11	1.18	1.18	1.19

(1) Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP, INC. AVERAGE BALANCES - UNAUDITED
	Quarters Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2020	2019	2019	2019	2019
Assets
Loans
Commercial real estate	$ 4,000,461	$ 4,056,244	$ 3,998,144	$ 3,716,130	$ 3,377,902
Commercial and industrial loans	1,795,813	1,768,039	1,951,205	2,056,384	1,986,792
Residential mortgages	2,654,224	2,758,676	2,849,216	2,711,348	2,556,299
Consumer loans	921,810	974,889	1,035,893	1,064,579	1,079,583
Total loans (1)	9,372,308	9,557,848	9,834,458	9,548,441	9,000,576
Securities (2)	1,744,635	1,752,968	1,846,985	1,893,298	1,895,768
Short-term investments and loans held for sale	450,197	444,622	309,897	117,029	67,367
Total earning assets (3)	11,567,140	11,755,438	11,991,340	11,558,768	10,963,711
Goodwill and other intangible assets	598,347	601,192	603,762	555,606	550,966
Other assets	654,063	737,396	668,218	593,917	557,442
Assets from discontinued operations	98,528	176,251	204,339	192,466	115,721
Total assets	$ 12,918,078	$ 13,270,277	$ 13,467,659	$ 12,900,757	$ 12,187,840

Liabilities and shareholders' equity
Deposits
NOW and other	$ 1,159,388	$ 1,085,485	$ 1,111,637	$ 1,053,335	$ 963,043
Money market	2,752,465	2,688,766	2,624,639	2,474,071	2,378,496
Savings	846,942	835,209	838,445	780,797	736,707
Time	3,333,070	3,827,175	4,158,688	3,593,022	3,429,375
Total interest-bearing deposits	8,091,865	8,436,635	8,733,409	7,901,225	7,507,621
Borrowings	949,316	853,911	805,035	1,415,614	1,351,834
Total interest-bearing liabilities	9,041,181	9,290,546	9,538,444	9,316,839	8,859,455
Non-interest-bearing demand deposits	1,849,295	1,898,045	1,864,964	1,673,560	1,538,767
Other liabilities	279,100	304,504	267,922	215,704	192,119
Liabilities from discontinued operations	23,799	30,446	28,206	18,434	13,962
Total liabilities	11,193,375	11,523,541	11,699,536	11,224,537	10,604,303

Preferred shareholders' equity	20,548	40,633	40,633	40,633	40,633
Common shareholders' equity	1,704,155	1,706,103	1,727,490	1,635,587	1,542,904
Total shareholders' equity	1,724,703	1,746,736	1,768,123	1,676,220	1,583,537
Total liabilities and shareholders' equity	$ 12,918,078	$ 13,270,277	$ 13,467,659	$ 12,900,757	$ 12,187,840

Supplementary data
Total average non-maturity deposits	$ 6,608,090	$ 6,507,505	$ 6,439,685	$ 5,981,763	$ 5,617,013
Total average deposits	9,941,160	10,334,680	10,598,373	9,574,785	9,046,388
Fully taxable equivalent income adjustment	1,824	1,934	1,826	1,882	1,809
Total average tangible equity (4)	1,126,356	1,145,544	1,164,361	1,120,614	1,032,571

(1) Total loans include non-accruing loans.
(2) Average balances for securities available-for-sale are based on amortized cost.
(3) Excludes discontinued operations for presentation purposes. Performance ratios are calculated including the impact of discontinued operations.
(4) See page F-9 for details on the calculation of total average tangible equity.

BERKSHIRE HILLS BANCORP, INC. ASSET QUALITY ANALYSIS - UNAUDITED
	At or for the Quarters Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)	2020	2019	2019	2019	2019
NON-PERFORMING ASSETS
Non-accruing loans:
Commercial real estate	$ 16,938	$ 20,119	$ 15,829	$ 19,366	$ 18,513
Commercial and industrial loans	18,370	11,373	12,224	9,256	5,614
Residential mortgages	9,636	3,343	3,062	3,579	2,341
Consumer loans	6,172	4,805	5,191	3,570	4,038
Total non-accruing loans	51,116	39,640	36,306	35,771	30,506
Other real estate owned	224	-	-	154	-
Repossessed assets	1,316	858	1,003	874	742
Total non-performing assets	$ 52,656	$ 40,498	$ 37,309	$ 36,799	$ 31,248

Total non-accruing loans/total loans	0.55%	0.42%	0.37%	0.36%	0.34%
Total non-performing assets/total assets	0.40%	0.31%	0.28%	0.27%	0.26%

PROVISION AND ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$ 63,575	$ 62,230	$ 62,156	$ 62,038	$ 61,469
Adoption of ASU No. 2016-13 (1)	25,434	-	-	-	-
Balance after adoption of ASU No. 2016-13	89,009	62,230	62,156	62,038	61,469
Charged-off loans	(12,432)	(4,485)	(23,524)	(3,966)	(4,579)
Recoveries on charged-off loans	1,958	479	998	617	1,147
Net loans charged-off	(10,474)	(4,006)	(22,526)	(3,349)	(3,432)
Provision for loan credit losses	34,975	5,351	22,600	3,467	4,001
Balance at end of period	$ 113,510	$ 63,575	$ 62,230	$ 62,156	$ 62,038

Allowance for credit losses/total loans	1.22%	0.67%	0.64%	0.63%	0.69%
Allowance for credit losses/non-accruing loans	222%	160%	171%	174%	203%

NET LOAN CHARGE-OFFS
Commercial real estate	$ (5,990)	$ (1,419)	$ (2,759)	$ (1,235)	$ (752)
Commercial and industrial loans	(3,728)	(1,495)	(18,850)	(995)	(1,580)
Residential mortgages	(19)	(351)	(140)	(139)	(95)
Home equity	(107)	(67)	(71)	(300)	(257)
Auto and other consumer	(630)	(674)	(706)	(680)	(748)
Total, net	$ (10,474)	$ (4,006)	$ (22,526)	$ (3,349)	$ (3,432)

Net charge-offs (QTD annualized)/average loans	0.45%	0.17%	0.92%	0.14%	0.15%
Net charge-offs (YTD annualized)/average loans	0.45%	0.35%	0.41%	0.15%	0.15%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.43%	0.25%	0.26%	0.20%	0.22%
90+ Days delinquent and still accruing	0.05%	0.29%	0.29%	0.28%	0.23%
Total accruing delinquent loans	0.48%	0.54%	0.55%	0.48%	0.45%
Non-accruing loans	0.55%	0.42%	0.37%	0.36%	0.34%
Total delinquent and non-accruing loans	1.03%	0.96%	0.92%	0.84%	0.79%
(1) This balance includes $12 million of PCD confirmed losses as of January 1, 2020.

BERKSHIRE HILLS BANCORP, INC. RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTARY DATA- UNAUDITED
			At or for the Quarters Ended
		March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(in thousands)		2020	2019	2019	2019	2019
Net (loss)/income		$ (19,870)	$ 25,751	$ 22,616	$ 25,448	$ 23,635
Adj: Net securities losses/(gains) (1)		9,730	(1,734)	(87)	(17)	(2,551)
Adj: Merger and acquisition expense		-	3,611	3,802	9,711	1,609
Adj: Restructuring expense and other expense		-	2,102	361	1,444	5,406
Adj: Loss/(income) from discontinued operations before income taxes		10,629	9,514	(2,747)	(2,082)	854
Adj: Income taxes		(4,134)	(3,910)	(281)	(2,385)	(1,223)
Total core (loss)/income (2)	(A)	$ (3,645)	$ 35,334	$ 23,664	$ 32,119	$ 27,730

Total revenue from continuing operations		$ 92,064	$ 114,695	$ 118,277	$ 109,107	$ 107,181
Adj: Net securities losses/(gains) (1)		9,730	(1,734)	(87)	(17)	(2,551)
Total core revenue (2)	(B)	$ 101,794	$ 112,961	$ 118,190	$ 109,090	$ 104,630

Total non-interest expense from continuing operations		$ 71,325	$ 70,287	$ 71,011	$ 76,568	$ 71,991
Less: Merger, restructuring and other expense (see above)		-	(5,713)	(4,163)	(11,155)	(7,015)
Core non-interest expense (2)	(C)	$ 71,325	$ 64,574	$ 66,848	$ 65,413	$ 64,976

Total revenue		$ 93,869	$ 116,860	$ 134,067	$ 123,109	$ 116,454
Total non-interest expense		83,759	81,966	84,054	88,488	82,118
Pre-tax, pre-provision net revenue		$ 10,110	$ 34,894	$ 50,013	$ 34,621	$ 34,336

Total revenue from continuing operations		$ 92,064	$ 114,695	$ 118,277	$ 109,107	$ 107,181
Total non-interest expense from continuing operations		71,325	70,287	71,011	76,568	71,991
Pre-tax, pre-provision net revenue from continuing operations		$ 20,739	$ 44,408	$ 47,266	$ 32,539	$ 35,190

Total core revenue (2)		$ 101,794	$ 112,961	$ 118,190	$ 109,090	$ 104,630
Core non-interest expense (2)		71,325	64,574	66,848	65,413	64,976
Core pre-tax, pre-provision net revenue		$ 30,469	$ 48,387	$ 51,342	$ 43,677	$ 39,654

(in millions, except per share data)
Total average assets	(D)	$ 12,918	$ 13,270	$ 13,468	$ 12,901	$ 12,188
Total average shareholders' equity	(E)	1,725	1,747	1,768	1,676	1,584
Total average tangible shareholders' equity (2)	(F)	1,126	1,146	1,164	1,121	1,033
Total average tangible common shareholders' equity (2)	(G)	1,106	1,105	1,124	1,080	992
Total tangible shareholders' equity, period-end (2)(3)	(H)	1,115	1,159	1,170	1,176	1,026
Total tangible common shareholders' equity, period-end (2)(3)	(I)	1,095	1,119	1,130	1,136	986
Total tangible assets, period-end (2)(3)	(J)	12,624	12,617	12,930	13,051	11,623

Total common shares outstanding, period-end (thousands)	(K)	50,199	49,585	50,394	51,045	45,522
Average diluted shares outstanding (thousands)	(L)	50,204	50,702	51,545	49,114	46,261

Core (loss)/earnings per common share, diluted (2)	(A/L)	$ (0.07)	$ 0.70	$ 0.46	$ 0.65	$ 0.60

Pre-tax, pre-provision net revenue per common share, diluted (2)		0.20	0.69	0.97	0.70	0.74
Core pre-tax, pre-provision net revenue per common share, diluted (2)		0.61	0.95	1.00	0.89	0.86

Tangible book value per common share, period-end (2)	(I/K)	21.82	22.56	22.42	22.25	21.66
Total tangible shareholders' equity/total tangible assets (2)	(H)/(J)	8.84	9.19	9.05	9.01	8.83

Performance ratios (4)
GAAP return on assets		(0.62)%	0.78%	0.67%	0.79%	0.78%
Core return on assets (2)		(0.11)	1.08	0.71	1.01	0.92
GAAP return on equity		(4.61)	5.90	5.12	6.07	5.97
Core return on equity (2)	(A/E)	(0.85)	8.09	5.35	7.67	7.00
Core return on tangible common equity (2)(5)	(A+O)/(G)	(0.95)	13.12	8.74	12.21	11.44
Pre-tax, pre-provision net revenue to average assets (2)		0.08	0.26	0.37	0.27	0.28
Core pre-tax, pre-provision net revenue to average assets (2)		0.24	0.36	0.38	0.34	0.33
Efficiency ratio (2)(6)	(C-O)/(B+M+P)	66.92	53.66	53.37	56.41	59.54
Net interest margin		3.02	3.11	3.22	3.19	3.17

Supplementary data (in thousands)
Tax benefit on tax-credit investments (7)	(M)	$ 608	$ 2,503	$ 2,382	$ 2,381	$ 684
Non-interest income charge on tax-credit investments (8)	(N)	(486)	(1,996)	(1,942)	(1,938)	(579)
Net income on tax-credit investments	(M+N)	122	507	440	443	105

Intangible amortization	(O)	$ 1,580	$ 1,582	$ 1,526	$ 1,475	$ 1,200
Fully taxable equivalent income adjustment	(P)	1,824	1,934	1,826	1,882	1,809

(1) Net securities losses/(gains) include the change in fair value of the Company's equity securities in compliance with the Company's adoption of ASU 2016-01.
(2) Non-GAAP financial measure.
(3) Total tangible shareholders' equity is computed by taking total shareholders' equity less the intangible assets at period-end.
Total tangible assets is computed by taking total assets less the intangible assets at period-end.
(4) Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(5) Core return on tangible equity is computed by dividing the total core (loss)/income adjusted for the tax-effected amortization of intangible assets, assuming a 27% marginal rate, by tangible equity.
(6) Efficiency ratio is computed by dividing total core tangible non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income adjusted to include tax credit benefit of tax shelter investments. The
Company uses this non-GAAP measure to provide important information regarding its operational efficiency.
(7) The tax benefit is the direct reduction to the income tax provision due to tax credits and deductions generated from investments in historic rehabilitation and low-income housing.
(8) The non-interest income charge is the reduction to the tax-advantaged investments, which are incurred as the tax credits are generated.